AMENDMENT TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
DATED JANUARY 15, 2013

THIS AMENDMENT (the “Amendment”) entered into as of January 15, 2013 is an amendment to the Investment Sub-Advisory Agreement (the “Agreement”) dated December 19, 2011, by and between DundeeWealth US, LP, a Delaware limited partnership (“DundeeWealth”) and JO Hambro Capital Management Limited (“Sub-Adviser”).

WHEREAS, the Adviser was hired by the DundeeWealth Funds (the “Trust”) to provide investment management services with respect to each series of the Trust (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Adviser has the authority to appoint sub-advisers to provide investment advisory and other services to the Funds;

WHEREAS, DundeeWealth and Sub-Adviser desire to amend Appendix A and Appendix B to add a new Fund for which Sub-Adviser will provide the services described in the Agreement; and

WHEREAS, this Amendment will be effective as of the date of the effectiveness of the Post-Effective Amendment related to the JOHCM Global Equity Fund (the “Effective Date”).

NOW THEREFORE, in consideration of the mutual terms and agreements set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be bound, agree to the following:

1.	Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

2.	Appendix A is hereby amended and restated in its entirety as provided on Schedule 1 attached hereto, as of the Effective Date.

3.	Appendix B to the Agreement is hereby amended and restated in its entirety as provided on Schedule 2 attached hereto, as of the Effective Date.

4.	All other terms and conditions of the Agreement shall remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

JO HAMBRO CAPITAL MANAGEMENT LIMITED		DUNDEEWEALTH US, LP

By:	/s/ M. Helen Vaughan	By:	/s/ Peter J. Moran
Name: M.H. Vaughan		Name: Peter J. Moran
Title: C.O.O		Title: US Group Head

SCHEDULE 1

APPENDIX A
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
JANUARY 15, 2013

Fund

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

SCHEDULE 2

APPENDIX B
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
JANUARY 15, 2013

Fund	Annual Sub-Advisory Fee

JOHCM International Select Fund	0.40% on the first $30 million in assets 0.58% on the next $70 million in assets 0.64% on assets over $100 million

JOHCM Emerging Markets Opportunities Fund	0.70% on the first $100 million in assets 0.75% on the next $150 million in assets 0.80% on assets over $250 million

JOHCM Global Equity Fund	0.55% on the first $100 million in assets 0.675% on the next $150 million in assets 0.80% on assets over $250 million